Exhibit 99.1

Merida Merger Corp. I Receives Nasdaq Notification Regarding Delayed Form 10-Q

NEW YORK, New York – May 28, 2021 - Merida Merger Corp. I (Nasdaq: MCMJ) (“Merida” or the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced that on May 28, 2021, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) advising that because the Company failed to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Form 10-Q”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). Nasdaq has informed the Company that it has until July 27, 2021 to submit a plan to regain compliance with the Rule, provided that the Company will not be required to submit a plan if the Form 10-Q is filed before such date. If Nasdaq approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q (or until November 22, 2021) to regain compliance.

The Company is working diligently to complete the Form 10-Q. If the Company is unable to file the Form 10-Q by July 27, 2021, it intends to file a plan to regain compliance with Nasdaq. This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the listing requirements discussed above or otherwise satisfy the other Nasdaq listing criteria.

Forward Looking Statements

This press release includes certain “forward-looking” statements, as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on the Company’s current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the timing of the filing of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and any further delay in the filing of required periodic reports with the SEC. In addition, please refer to the risk factors contained in the Company’s SEC filings. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Company Contact:

Peter Lee

President

Merida Merger Corp. I

plee@meridacap.com